Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
· Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation
· Clayton Williams Trading Company, a Texas corporation
· Clayton Williams Venezuela, Inc., a Delaware corporation
· CWEI Acquisitions, Inc., a Delaware corporation
· Clayton Williams Pipeline Corporation (formerly Clayton Williams Midland, Inc.), a Delaware corporation
· CWEI Romere Pass Acquisition Corp., a Delaware corporation, which is the sole member of Romere Pass Acquisition, L.L.C. (formerly Romere Pass Acquisition Corp.)
· Warrior Mississippi Corporation, a Delaware corporation

·   Southwest Royalties, Inc., a Delaware corporation, which has three wholly owned subsidiaries, Blue Heel Company, a Delaware corporation, Tex-Hal Partners, Inc., a Delaware corporation and SWR VPP, LLC, a Texas limited liability company

· West Coast Energy Properties GP, LLC, a Texas limited liability company
· Desta Drilling GP, LLC, a Texas limited liability company